Exhibit 5.1

May 18, 2009

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300

100 Matsonford Road

Radnor, Pennsylvania 19087-4564

Gentlemen and Ladies:

I am General Counsel of Penn Virginia Corporation, a Virginia corporation (the “Company”), and I have acted as counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance of up to an additional 1,135,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), pursuant to the Company’s Sixth Amended and Restated 1999 Employee Stock Incentive Plan, as amended (the “Plan”).

As the basis for the opinions hereinafter expressed, I have examined such statutes, including the Virginia Stock Corporation Act (the “Virginia Act”), regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as I have deemed necessary or advisable for the purposes of this opinion, including the Registration Statement. In such examination, I have assumed the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as I deem relevant, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America, the Constitution of the Commonwealth of Virginia and the Virginia Act, as interpreted by federal courts and the courts of the Commonwealth of Virginia, and I express no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is rendered as of the date hereof, and I assume no obligation to update or supplement this opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement is declared effective.

Sincerely,

/s/ NANCY M. SNYDER
Nancy M. Snyder
General Counsel